SECOND AMENDED AND RESTATED PROMISSORY NOTE

$1,692,565.00

January 1, 2011
Amended and Restated March 6, 2012
Second Amend and Restated March 6, 2013
Houston, Texas

WHEREAS, pursuant to a certain Stock Purchase Agreement entered into between Northstar Healthcare Subco, LLC (“Obligor”) and Donald Kramer, M.D. (the “Holder”), the Obligor issued a Promissory Note dated January 1, 2011, made by the Obligor in favor of the Holder in the original principal amount of TWO MILLION NINETY-TWO FIVE HUNDRED SIXTY FIVE ($2,092,565.00) (the “Existing Note”); and,

WHEREAS, the Existing Note was amended on March 6, 2012 to extent the payment date to December 31, 2013 in consideration for Obligor’s early payment of four hundred thousand dollars ($400,000.00);

WHEREAS, in consideration of the Obligor increasing on January 1, 2014 the interest rate from five and twenty-five hundredths percent (5.25%) per annum to six and twenty-five hundredths percent (6.25%) per annum, the Holder has agreed to extend the date upon which the Obligor shall retire the principal amount from December 31, 2013 until December 31, 2014;

WHEREAS, in further consideration of the Obligor’s grant of an acceleration option to the Holder; and,

WHEREAS, the Obligor hereby acknowledges and agrees that simultaneously with the Obligor’s execution and delivery of this Note to the Holder, the Holder has agreed to deliver, and has in fact delivered, to the Obligor (a) the Existing Note, marked “cancelled” (a copy of which is attached as Exhibit A) and (b) the Amended Note, marked “cancelled” (a copy of which is attached as Exhibit B); and,

WHEREAS, this Note amends and restates in its entirety the Amended Note and the Existing Note.

NOW THEREFORE, FOR VALUE RECEIVED, Obligor hereby executes and delivers this Amended and Restated Promissory Note (the “Promissory Note” or “Note”) in favor of Holder and hereby promises to pay to Holder, its designees or permitted assigns, the principal sum of ONE MILLION SIX HUNDRED NINETY TWO THOUSAND FIVE HUNDRED SIXTY FIVE United States dollars ($1,692,565.00) (the “Principal Amount”), together with accrued and unpaid interest at a rate per annum of five and twenty-five hundredths percent (5.25%) through December 31, 2013, and commencing as of January 1, 2014 through and including such dates as herein provided at a rate per annum of six and twenty-five hundredths percent (6.25%) . Interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months for the actual number of days elapsed.

1.

Payment. On or before December 31, 2014, Obligor shall retire the Principal Amount, plus accrued and unpaid interest on such Principal Amount computed from January 1, 2011. During the term of this Promissory Note, Obligor shall make interest payments to Holder on a monthly basis. Obligor reserves the right to prepay this Note (in whole or in part), with no prepayment penalty.

(a)	Notwithstanding the foregoing, Obligor shall retire any outstanding indebtedness under the Promissory Note within 30 days of the occurrence of either of the following events:

(i)            Obligor, or any related entity, raises capital in the equity markets in an aggregate amount of $5,000,000 or more; or

(ii)           Obligor reports on its financial statements for the year ended 2013, annual EBITDA of $5,000,000 or more.

(b)

At any time after December 31, 2013 Holder may declare this Promissory Note immediately due and payable and within two business days from the Obligor’s receiving notice of Holder’s written demand for payment (“Notice Date”), Obligor shall pay the Principal Amount together with any accrued and unpaid interest; however, the Holder’s exercise of this clause will result in the following penalty: the Principal Amount will be reduced by a sum equal to: (a) one percent (1%) of the Principal Amount multiplied by (b) a faction equal to the number of days elapsed between January 1, 2014 and the Notice Date divided by three hundred sixty-five. (For example, if the Notice Date is February 1, 2014 then the amount subtracted from the Principal Amount would be $1,298.41, calculated as $16,925.65[1] multiplied by (28/365)).

2.	Method of Payment. Obligor shall pay all amounts payable under this Promissory Note in U.S. Dollars by check delivered to Holder at such place as Holder shall designate to Obligor in writing.

3.

Security. Holder shall have a first lien on all of the assets of Palladium for Surgery – Dallas, Ltd. to secure payment under this Promissory Note. Obligor shall execute all necessary instruments to allow Holder to perfect such security interest.

4.

Presentment Waived. Obligor hereby expressly waives presentment for payment, demand, notice of dishonor, protest and notice of protest. Acceptance by Holder of any payment that is less than the full amount then due and owing hereunder shall not constitute a waiver of Holder’s right to receive payment in full at such time or at any prior or subsequent time.

5.	Events of Default.

(a)

If an event of the type described in Section 4(b) or 4(c) of this Promissory Note occurs (each of such events being referred to herein as an "Event of Default") then the Holder, by written notice to Buyer, may declare this Promissory Note immediately due and payable, provided, however, that if such event is of a type described in Section 4(c) (also, an "Event of Default") this Promissory Note shall be immediately due and payable.

_______________________________________________________________
1 1% of the of the Principal Amount

(b)	It shall be an Event of Default if Buyer fails to make any payment of principal or interest with respect to this Promissory Note within ten (10) days after the date which such payment is due;

(c)

It shall be an Event of Default if Buyer defaults in the performance of any term, covenant, agreement, condition, undertaking or provision of this Note; and (except in the case of defaults in payment under Section 4(b)) such default is not cured or waived within fifteen (15) days after notice from Holder to Buyer of such default.

(d)	It shall be an Event of Default if Buyer:

(i)

commences any case, proceeding or other action under any existing or future law or any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it; or seeking to adjudicate it a bankrupt or insolvent; or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other such relief with respect to it or its debts; or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets ("bankruptcy action"); or

(ii)

becomes the debtor named in any bankruptcy action which results in the entry of an order for relief or any such adjudication or appointment which order remains undismissed, undischarged or unbonded for a period of ninety (90) days; or

(iii)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i) or (ii) above; or

(iv)	makes a general assignment for the benefit of its creditors.

6.	Interpretation. The headings and captions in this Promissory Note are for convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.

7.

Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be (i) delivered by hand, (ii) delivered by a reputable commercial overnight delivery service, or (iii) transmitted by email, in each case, sent to the physical or e- mail address set forth below. Any party may change its physical and/or e-mail address by written notice to the other party in accordance with this provision. The addresses and e-mail addresses of Holder and Buyer are as follows:

Obligor:	Northstar Healthcare Subco, LLC	Holder:	Donald L. Kramer
	4120 SW Frwy, suite 150		3033 Chevy Chase
	Houston, TX 77042		Houston, TX 77019

8.

Litigation Expense. The prevailing party in any action or proceeding (i) to collect payment on this Promissory Note, (ii) in connection with any dispute that arises as to its enforcement, validity, or interpretation, whether or not legal action is instituted or prosecuted to judgment, or (iii) to enforce any judgment obtained in any related legal proceeding, shall be entitled to all costs and expenses incurred, including attorney fees.

9.	Venue. The terms of this Promissory Note shall be governed by the internal laws of the State of Texas.

10.

Waivers. No failure, delay or course of dealing on the part of Holder in exercising any right, power or privilege under this Promissory Note shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude the simultaneous or later exercise of any other right, power or privilege under this Promissory Note. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which Holder would otherwise have. No notice to or demand on Buyer in any case shall entitle Buyer to any other or further notice or demand in related or similar circumstances requiring such notice.

OBLIGOR
NORTHSTAR HEALTHCARE SUBCO, LLC.

By: /s/ Harry J. Fleming
Harry J. Fleming, Chief Financial Officer

HOLDER

By: /s/Donald Kramer
Donald L. Kramer, M.D.

Exhibit A

Existing Board/Committee Commitments

None.